Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PSQ Holdings, Inc. on Form S-8 of our report dated March 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Colombier Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 12, 2021 (inception) through December 31, 2021, appearing in the Annual Report on Form 10-K of Colombier Acquisition Corp. for the year ended December 31, 2022. We were dismissed as auditors on July 19, 2023, effective following completion of the review of the Company’s unaudited financial statements as of and for the three and six months ended June 30, 2023 and related notes, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the period after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Hartford, CT

September 25, 2023